                                   EXHIBIT 3.1


                              ARTICLES OF AMENDMENT
                  TO THE SECOND AMENDED AND RESTATED CHARTER OF
                                EQUITY INNS, INC.



To the Secretary of State of the State of Tennessee:

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned Tennessee corporation adopts the following amendments to its Second Amended and Restated Charter (the "Charter").

I.       The name of the corporation is Equity Inns, Inc.

II.      The text of the amendments adopted to the Charter are as follows:

A. The first paragraph of Article 5 of the Charter is hereby amended by deleting in full the words and number "fifty million (50,000,000) shares of Common Stock" and by inserting in lieu thereof the words and number "one hundred million (100,000,000) shares of Common Stock," so that such first paragraph of Article 5, as so amended, would read in its entirety as follows:

         5. Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue is one hundred million (100,000,000) shares of Common Stock, $.01 par value per share, and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share.

B. Article 7 of the Charter, which limits the corporation's consolidated indebtedness to 45% of the corporation's investment in hotel properties, at its cost, is hereby deleted in full, without substitution, amendment or replacement thereto.

C. Article 14 of the Charter is hereby amended by adding the clause "so long as such actions do not prohibit the settlement of any transactions entered into through the facilities of any national securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or of the national market system of a national securities association registered under the Exchange Act" to the end of the first sentence of Section 14(c) thereof, so that such Section 14(c) of Article 14, as so amended, would read in its entirety as follows:

         (c) Remedies Not Limited. Nothing contained in this Article 14 shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit so long as such actions do not prohibit the settlement of any transactions entered into through the facilities of any national securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or of the national market system of a national securities association registered under the Exchange Act.

III. The amendments do not provide for the exchange, reclassification or cancellation of existing shares.

IV. The amendments were duly adopted by the board of directors of the corporation on March 5 and 16, 1998 and by the shareholders of the corporation on May 14, 1998.

V. The amendments are to become effective when these articles of amendment are filed by the Secretary of State of the State of Tennessee.

Dated this the 15th day of May, 1998.

                                EQUITY INNS, INC.



                                 By:     /s/ Howard A. Silver
                                 ----------------------------
                                         Howard A. Silver
                                 Title:  Executive Vice President,
                                         Secretary, Treasurer and
                                         Chief Financial Officer